Press Release
Salamon Group, Inc. Announces Unregistered Offering

OTCBB: SLMU

LAS VEGAS, NV, September 12, 2008 – Salamon Group, Inc. ("Salamon Group" - OTCBB: SLMU) today announced that it undertaking a non-brokered private placement.

The securities offered in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Salamon Group intends to conduct the offering in accordance with Rule 506 of Regulation D.

Salmon Group has determined that it would be well-suited to begin a diversification action plan beyond alternative energy solutions. To that end, Salmon Group has spent considerable time, money and effort to research various business diversification opportunities and has identified the area of selected real estate developments within North America as the best arena to diversify its business into. More particularly, Salamon Group has identified the acquisition of real estate within the Las Vegas casino industry as its main objective.

Tourism drives the city of Las Vegas, with approximately 37 million people visiting the city each year. According to the University of Nevada's Center for Business and Economic Research Center, the figure for visitor spending in 2004 was a staggering $33.7 billion. Salamon Group believes the acquisition of real estate in Las Vegas will be the best avenue to enhance shareholder value. Therefore, the bulk of the funds raised from the offering will be used to facilitate the purchase of an operating casino near “The Strip” in Las Vegas, Nevada. Salamon Group is currently in the process of identifying potential casinos to purchase.

THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, SECURITIES OF SALAMON GROUP IN THE UNITED STATES.

About Salamon Group, Inc.
Salamon Group is a development stage company whose aim is to develop, license and/or acquire and develop technologies and concepts in the field of "Alternative Energy Sources.” Alternative Energy Sources are those which are not supplied by the burning of fossil fuels or the splitting of atoms. Some of the alternative energy sources include solar energy, wind power, geothermal, tides, hydro power and certain proprietary electrical wireless power and generator technologies. For more information please visit us at www.salamongroup.com.

Forward-Looking Statements:
Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See Salamon Group, Inc.’s filings with the Securities and Exchange Commission which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

CONTACT:	John Salamon, President & C.E.O.
Salamon Group, Inc.
4080 Paradise Road, #15-901
Las Vegas, NV 89169
Telephone: (702) 241-0145
Facsimile: (702) 796-5058
salamongroup@shaw.ca
www.salamongroup.com